UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 8, 2005

Citrix Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

(954) 267-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Form Address, if Changed Since Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 8, 2005, the Board of Directors of Citrix Systems, Inc. (the “Company”), pursuant to the recommendation of the Compensation Committee of the Board of Directors, approved changes to the compensation of non-employee directors of the Company by adopting the following schedule of annual retainer fees to be paid in cash in bi-annual installments to the non-employee directors of the Company, effective as of January 1, 2006:

All Non-Employee Directors	$40,000

Chairman of the Board of Directors	an additional $15,000

Audit Committee Chairman	an additional $15,000

Chairman of each Board Committee (other than the Audit Committee)*	an additional $7,500

Audit Committee members (other than the Chairman of the Audit Committee)	an additional $7,500

Compensation Committee members (other than the Chairman of the Compensation Committee)	an additional $3,750

*	If the Chairman of the Finance Committee is also the Chairman of the Audit Committee, only the Audit Committee Chairman fee of $15,000 will be paid in addition to the retainer payable to all non-employee directors.

In addition, each non-employee director will continue to be eligible to receive share-based compensation under the Company’s 2005 Equity Incentive Plan. On December 8, 2005, the Board of Directors of the Company, pursuant to the recommendation of the Compensation Committee of the Board of Directors, approved changes to the share-based compensation of non-employee directors of the Company. Effective as of January 1, 2006, annually each of the Company’s non-employee directors will be eligible to receive an option to purchase 10,000 shares of the Company’s common stock and a restricted stock award of 3,333 shares of the Company’s common stock. These grants will be made on the first business day of the month following the Company’s Annual Meeting of Stockholders and vest in equal monthly installments over a one year period.

Non-employee directors of the Company are also entitled to reimbursement of reasonable travel expenses associated with Board and Committee meetings as well as costs and expenses incurred in attending director education programs and other Company related seminars and conferences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: December 14, 2005	By:	/S/ DAVID J. HENSHALL
David J. Henshall Senior Vice President and Chief Financial Officer